JOINT MARKETING AND DEVELOPMENT AGREEMENT

THIS JOINT MARKETING AND DEVELOPMENT AGREEMENT, including Exhibits, ("Agreement") is entered into by and between CI², INC. (hereinafter "CI²"), a Georgia corporation with offices located at 200 Galleria Park Suite 1200, Atlanta, GA 30339 and WinSonic Digital Media Group, Ltd. (hereinafter “WDMG”, "WinSonic", or “Company”), a California corporation with offices located at 200 Galleria Parkway, Suite 1200, Atlanta, GA 30339, effective as of December 10, 2004 (the “Effective Date”).

RECITALS

WHEREAS, CI² is a computer-based telecommunications solutions provider specializing in full service systems engineering, integration and telecommunications management service solutions;

WHEREAS, WinSonic Digital Media Group, Ltd., encompasses the combined assets and intellectual property of WinSonic Holdings, WinSonic Digital Cable Systems Network, Ltd. (WDCSN) and Media and Entertainment.com, Inc.;

WHEREAS, WDMG, in conjunction with WDMG’s Affiliates, is engaged in the design, development, manufacture for and sale of various network services, telecommunication products, co-location services, and offers services associated with such products, which can be used in connection with the WDMG Nation Wide Network data services, products and networks of Company;

WHEREAS, CI² and Company desire to cooperate in the development and testing of Company's Products running on the CI² Platform as defined (the "Modified Product"); and

WHEREAS, the parties desire to market and promote the Modified Product and the CI² Platform on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1. DEFINITIONS

In this Agreement the following terms shall have the meanings set forth below:

1.1 "Confidential Information" means any information disclosed by one party to another under this Agreement which (a) if disclosed in tangible form, is clearly labeled as "confidential" or "proprietary" or with words of similar import in writing by the disclosing party at the time of disclosure, or (b) if disclosed in non-tangible form, is identified as "confidential" or "proprietary" at the time of disclosure, and summarized in writing, designated as "confidential" or "proprietary," and delivered to the receiving party within thirty (30) days after disclosure.

1.2 "Company's Product" means the computer software, hardware, middleware and/or services listed in Exhibit C to this Agreement.

1.3 "Customers" means current and prospective end-users and resellers of the Modified Product.

1.4 "Derivative Work" means (i) any work which is based on a pre-existing work, such as a revision, modification, translation, abridgment, condensation, expansion, collection, compilation or any other form in which the pre-existing work may be recast, transformed or adapted, and (ii) any new material, information or data relating to and derived from the pre-existing work, in either case the preparation, use and/or distribution of which, in the absence of this Agreement or other authorization from the owner, would constitute infringement under applicable law.

1.5 "Intellectual Property Rights" means worldwide statutory and common law rights associated with (i) patents and patent applications; (ii) works of authorship including copyrights, copyright applications, copyright registrations and "moral rights;" (iii) the protection of trade and industrial secrets and confidential information; and (iv) divisions, continuations, renewals, and re-issuances of the foregoing now existing or acquired in the future. "Intellectual Property Rights" specifically excludes trademark, service mark, logo and trade dress rights.

1.6 "Specification(s)" means any technical requirements for the Modified Product that are mutually developed by CI² and Company.

1.7 "CI² Platform" means the combination of the hardware and software which comprises CI²'s Product.

1.8 "CI²'s Product" means CI²'s computer hardware and software as listed in Exhibit C to this Agreement.

1.9 "CI² Trademarks" means all CI², Solaris and Java brand designations, including without limitation names, marks, logos and trade dress, and any other brand designations used by CI² in connection with CI²'s Product.

2. DEVELOPMENT OF THE MODIFIED PRODUCT

2.1

Development Plan. The "Development Plan" is set forth in Exhibit D hereto and contains the milestones to be achieved by Company ("Milestones") and items to be delivered by Company to CI² ("Deliverables") during the development of the Modified Product.

2.2

Costs and Expenses. Except as expressly provided in Exhibit D, each party will bear all costs and expenses associated with its activities under this Agreement. In addition, Company shall provide all engineering support, appropriate equipment, materials, facilities, and other resources necessary to fulfill its obligations under the Development

Plan.

2.3

Acceptance Test Plan.

(a)

Development Plan. Within sixty (60) days after the Effective Date of this

Agreement, Company shall develop a mutually-acceptable written plan that contains the final criteria, including any Specification(s), that will be used by Company and/or CI² to test the Modified Product, as well as the dates by which such testing will be completed (the “Acceptance Test Plan”). The Specification(s) and the Acceptance Test Plan shall be the Confidential Information of both parties under this Agreement.

(b)

Contingent Obligations. All obligations of CI², including without limitation the

Marketing Activities, set forth in this Agreement are contingent on Company's successful testing of the Modified Product in accordance with the Acceptance Test Plan. If satisfactory testing is not completed by the dates set forth in the Acceptance Test Plan, or as otherwise mutually agreed by the parties in writing, this Agreement may be terminated by CI² upon thirty (30) days written notice to Company, and CI² shall have no financial or other liability for such termination.

2.4

Acceptance Testing.

(a) Testing. CI² shall have the right to evaluate and test each Deliverable and the Modified Product prior to Company's commercial release of the Modified Product as described in the Acceptance Test Plan, and Company shall provide all materials and assistance reasonably required by CI² to do so. CI² shall have the right to reject any Deliverable due to any failure of: (i) any Deliverable or the Modified Product to conform materially to the Specification; (ii) the documentation for the Modified Product to accurately describe the Modified Product; or (iii) the Modified Product and related documentation to meet commercially reasonable standards of performance, usability, or appearance. CI² will advise Company in writing, within ten (10) business days after receipt of each Deliverable, whether CI² accepts or rejects such Deliverable.

(b) Rejection. If CI² rejects a Deliverable, then CI² will provide to Company a written report stating the reasons for such rejection. In such event, Company shall prepare a correction and resubmit such Deliverable to CI² within ten (10) business days. CI² will re-evaluate the corrected Deliverable within ten (10) business days after receipt of such Deliverable and will notify Company of its acceptance or rejection. If CI² again rejects the resubmitted Deliverable or Modified Product, the procedure described in this section will be repeated. If CI² rejects a Deliverable or the Modified Product a third time, CI² may terminate this Agreement with written notice to Company.

2.5

 Upgrades and New Releases.

Company agrees to continue to develop and release further upgrades and/or new versions of the Modified Product such that the features, performance and the release dates of the Modified Product remain at least as current as the features, performance and release dates of the then-current version of Company's Product running on any platform other than the CI² Platform. In addition, Company will maintain the compatibility of the Modified Product with the latest versions of the CI² Platform, and bear all costs and expenses associated therewith. CI² shall have the right to evaluate and test any upgrades and/or new versions of the Modified Product and any applicable documentation prior to their commercial release.

2.6

Product Evaluations.

If, during the term of this Agreement, either party evaluates the other's products or services related to this Agreement pursuant to the Acceptance Test Plan, or otherwise, the written results of such evaluation shall be delivered to the other party. Such written report(s) shall be deemed to be the Confidential Information of the party whose products or services were evaluated.

2.7    Loaned Equipment.

Any CI² commercially released products loaned or licensed to Company under this Agreement are provided to Company pursuant to the terms and conditions contained in CI²'s standard Equipment Loan and Software License Agreement.

3.

MARKETING

3.1 Marketing Activities and Marketing Plan. Within thirty (30) days of the Effective Date of this Agreement, the parties will develop a plan to perform the Marketing Activities listed in Exhibit B ("Marketing Activities") and to deliver any Milestones and Deliverables set forth in the plan ("Marketing Plan").

3.2 Modified Product Rights. Company grants to CI² the right to market the Modified Product to CI²'s Customers. CI²'s marketing of the Modified Product may be carried out on a worldwide basis, and may include the matters more specifically described in the Marketing Plan.

3.3 Marketing Review. The parties will conduct a quarterly marketing review ("Marketing Review") at a mutually agreeable time and location in order to: (i) assess the progress of the Marketing Activities; (ii) evaluate any potential changes to the Marketing Plan; and (ii) provide and discuss product marketing information that may be available.

3.4 Publicity. The terms and conditions of this Agreement and the activities contemplated herein are Confidential Information of both parties. Neither party may make any disclosures about the existence of this Agreement, its terms, conditions, or the activities contemplated herein unless the disclosing party obtains the prior written approval of the other party. Notwithstanding the foregoing, Company and CI² may agree to jointly announce the execution of this Agreement at a mutually-agreeable time, provided that such announcement has been reviewed and approved by both parties prior to release.

3.5 Reference Account. Company agrees to serve as a reference account for CI² and permits CI² to use its name, Customers' names (upon receipt of Customers' approval), and the name of the Modified Product in its Marketing Activities, as more fully described in the Marketing Plan.

3.6 Availability of the Modified Product. Company will make the Modified Product available to Customers in accordance with Company's standard practices.

3.7 CI² Partner Program(s). As a part of this Agreement, Company will join and/or maintain membership in the appropriate CI² partner program(s), at Company's own expense.

3.8 No Authorization To Distribute Products. This Agreement does not grant either party any rights to sell, lease, or otherwise distribute the other party’s products or services.

4.

SUPPORT

4.1 Product Support. Each party will be responsible for providing support to Customers for its respective products related to this Agreement in accordance with its standard practices, and neither party shall be responsible for providing support for the other party's products.

4.2 Engineering Support. The parties may provide each other with limited engineering support from time to time to assist in optimizing performance of their respective products. Any such engineering support shall be described in the Development Plan.

4.3 New Releases. During the term of this Agreement, Company will provide to CI² pre-release versions of the Modified Product from time to time and will advise CI² as soon as practicable of plans for future releases of such Modified Product. Any such pre-release disclosures will be subject to a mutually-agreeable pre-release license agreement.

4.4 Training. Each party will provide the other party with training courses on its respective products (i.e., CI² will provide training to Company on the CI² Platform and Company will provide training to CI² on the Modified Product and Company's Product) at dates and locations and for such reasonable number of personnel as may be mutually agreed and described in the Development Plan.

5.

BIDDING AND CONFLICTS

5.1 Company Support. Upon request from CI², Company will support CI² in the promotion of the Modified Product to mutually agreed prospective Customers. The extent of such support will be agreed to at the Marketing Review or in the Marketing Plan.

5.2 Conflicts of Interest. In the event either party has conflicting commercial interests in relation to a Customer, the party with the conflict will immediately notify the other party regarding such conflict and the parties may mutually agree that CI² and Company will not jointly market the Modified Product to such Customer.

5.3 Bidding Support. Company will provide a joint bid with CI² for any prospective Customer to whom Company has been introduced by CI², except (i) where CI² provides Company with prior written consent to the contrary, (ii) where Company or the prospective Customer has a pre-existing conflicting contractual obligation, or (iii) where the prospective Customer requests a different computer hardware platform or software solution than that offered by Company and/or CI².

6.

OWNERSHIP

6.1 CI² Products. CI² shall own all right, title and interest in and to the CI² Products and Derivative Works thereof, including without limitation all Intellectual Property Rights therein.

6.2 Company Products. CI² and WDMG shall jointly own all right, title and interest in and to the Modified Product (subject to Section 6.4 below), and any Derivative Works of either of the foregoing, including without limitation all Intellectual Property Rights therein as specified by a  project formula based on the anticipated efforts of each party as specified in the Development plan.

Notwithstanding the foregoing, Company hereby grants to CI² an irrevocable, perpetual, non-exclusive, worldwide, royalty-free and fully paid up right and license to use internally all Deliverables and when applicable to use, make, copy, display and publicly perform up to ten (10) copies each of the beta and commercially-released versions of the Modified Product for CI²'s use, testing, demonstration and marketing purposes.

6.3 Pre-Existing Property. Each party shall continue to own all right, title and interest in and to any and all of its respective technology and of its materials already in existence as of the Effective Date ("Pre-Existing Technology"), any Derivative Works thereof, and all Intellectual Property Rights therein.

6.4 Improvements. In the event that CI² or Company provides suggestions or improvements regarding, modifications to the Modified Product (collectively, “Improvements”), such Improvements shall be the sole and exclusive property of the party that makes the suggestions or improvements; provided however, that suggestion or improvement encompasses (i) the party’s Pre-Existing Technology included in such Improvements, or (ii) any Derivative Works of the party’s Pre-Existing Technology.  All Intellectual Property Rights in either of the foregoing shall remain the sole and exclusive property of the suggesting party. The suggesting party grants to the other,  a royalty-free, fully paid-up, perpetual, irrevocable, non-transferable, non-exclusive, worldwide license to use, reproduce, create Derivative Works of, and sublicense such Pre-Existing Technology and Derivative Works thereof as part of the Modified Product, and  the suggesting party shall retain a royalty-free, fully paid-up, perpetual, irrevocable, non-transferable, nonexclusive, worldwide license to use, reproduce, create Derivative Works of, and sublicense such Improvements for any purpose whatsoever.

7.

TRADEMARKS

7.1 CI² Trademarks. In order to fulfill its marketing obligations hereunder, Company may refer to CI²'s Products by their respective word marks (but may not use associated logos or stylization), provided that Company's use of the CI² Trademarks under this Agreement is not misleading and complies with the CI² Trademark & Logo Usage Requirements currently located at http://www.CI².com/policies/trademarks. Company agrees not to

(i)

challenge CI²'s ownership or use of the CI² Trademarks;

(ii)

attempt to register the CI² Trademarks or any mark or logo substantially similar thereto;

(iii)

remove, alter or add to the CI² Trademarks;

(iv)

co-brand or co-logo its products with the CI² Trademarks; or

(v)

incorporate the CI² Trademarks into its own trademarks, product names, service marks, company names, domain names or any other similar designations. Any use of the CI² Trademarks by Company inures to CI²'s benefit.

7.2 Company Trademarks. In order to fulfill its marketing obligations hereunder, CI² may refer to Company's Product and the Modified Product by their respective word marks (but may not use associated logos or stylization), provided that CI²'s use of Company's trademarks under this Agreement is not misleading. CI² agrees not to (i) challenge Company's ownership or use of the Company Trademarks (as specified on Exhibit A hereto); (ii) attempt to register the Company Trademarks or any mark or logo substantially similar thereto; (iii) remove, alter or add to the Company Trademarks; (iv) co-brand or co-logo its products with the Company Trademarks; or (v) incorporate the Company Trademarks into its own trademarks, product names, service marks, company names, domain names or any other similar designations. Any use of the Company Trademarks by CI² inures to Company's benefit.

8.

WARRANTIES

8.1 Company's Product. Company represents and warrants that Company is the owner of the Company's Product, and Company's Product does not infringe any Intellectual Property Rights of any third party.

8.2 Nuclear Applications. Company agrees and acknowledges that CI²'s Products are not designed or intended for use in the design, construction, operation or maintenance of any nuclear facility, and Company represents and warrants that it will not use CI²'s Products for such purposes.

8.3 Warranty Disclaimer. UNLESS SPECIFIED IN THIS AGREEMENT, ALL EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTY OF NON-INFRINGEMENT, ARE HEREBY DISCLAIMED TO THE FULLEST EXTENT PERMITTED BY LAW.

9.

THIRD PARTY INTELLECTUAL PROPERTY CLAIMS

9.1 Intellectual Property Indemnification for Third Party Claims. Each party (the "Indemnifying Party") will defend or settle, at its option and expense, any legal proceeding brought against the other (the "Indemnified Party"), to the extent that it is based on a claim that the Indemnifying Party's products related to this Agreement infringe a third party's Intellectual Property Rights. The Indemnifying Party will indemnify the Indemnified Party against all damages and costs attributable exclusively to such claim(s) awarded by the court finally determining the case or settlement approved by the Indemnifying Party, provided that the Indemnified Party: (a) gives written notice of the claim promptly to the Indemnifying Party; (b) gives the Indemnifying Party sole control of the defense and settlement of the claim; (c) provides to the Indemnifying Party, at the Indemnifying Party's expense, all available information and assistance; (d) does not compromise or settle such claim; (e) is not in material breach of this Agreement; and (f) in the event that it is based on a claim of trademark infringement and upon the request of the Indemnifying Party, immediately ceases use of the trademark(s) forming the basis of the claim.

9.2 Remedy. If either party's respective products related to this Agreement are found to infringe or, in the Indemnifying Party's opinion are likely to be the subject of a claim, the Indemnifying Party may elect to: (a) obtain for the Indemnified Party the right to use such products; or (b) replace or modify such products so that they become non-infringing; or, if neither (a) or (b) is reasonably achievable, terminate this Agreement.

9.3 Extent of Liability. The Indemnifying Party will have no obligation to indemnify for: (a) use by the Indemnified Party of the other party's products related to this Agreement where such use is in combination with any third-party equipment, software or data and to the extent that such claim would not have arisen but for such combination; (b) compliance by the Indemnifying Party with the Indemnified Party's designs or specifications to the extent that such claim would not have arisen but for such compliance; (c) modification of any products of the Indemnifying Party that are related to this Agreement, other than at the Indemnifying Party's direction to the extent that such claim would not have arisen but for such modification; or (d) use of an allegedly infringing version of the Indemnifying party's product related to this Agreement to the extent the alleged infringement could have been avoided by the use of a different version provided to the Indemnified Party.

9.4 Limitation of Remedies. This section states the entire liability of the parties and their exclusive remedies for claims that a party's products related to this Agreement infringe a third party's Intellectual Property Rights.

10.

LIMITATION OF LIABILITY

10.1 No Limitation on Certain Categories of Liability. Each party acknowledges the full extent of its own liability arising from death or personal injury resulting from its negligent acts or omissions; and that the non-excludable statutory rights of consumers (for example, under laws providing for strict product liability) are not affected by this Agreement.

10.2 Limitations on Other Categories of Liability. Except for Sections 8.1 (Company's Product), 9 (Third Party Intellectual Property Claims), and 10.1 (No Limitation on Certain Categories of Liability) above, and to the extent not prohibited by applicable law, each party's maximum aggregate liability for all claims relating to this Agreement, whether for breach of contract or in tort, including negligence, will be limited to one hundred thousand US dollars (U.S. $100,000) except for claims for non-payment which will be limited to the amount due and owing.

10.3 No Consequential Damages. Neither party will be liable for any indirect, punitive, special, incidental or consequential damages in connection with or arising out of this Agreement (including loss of business, revenue, profits, use, data, electronically transmitted orders, or other economic advantage), however they arise, whether in breach of contract or in tort, including negligence, and even if that party has previously been advised of, or could reasonably have foreseen, the possibility of such damages.

10.4 Failure of Essential Purpose. Liability for damages will be limited and excluded, even if any exclusive remedy provided for in this Agreement fails of its essential purpose.

11.

CONFIDENTIAL INFORMATION

11.1 Confidentiality Obligation. Neither party which receives Confidential Information ("Recipient") from the other party ("Discloser") under this Agreement shall disclose Discloser's Confidential Information to any third party, nor use the Discloser's Confidential Information for any purpose other than as expressly contemplated by this Agreement. Recipient shall use the same degree of care to protect Discloser's Confidential Information as it uses to protect its own Confidential Information, but no less than reasonable care, to prevent its unauthorized disclosure, use, or publication. Recipient may disclose Discloser's Confidential Information only to those of Recipient's employees, contractors, or other agents who have a need to know such Confidential Information and who are subject to a non-disclosure agreement that reasonably protects the Confidential Information substantially as provided in this section.

11.2 Term of Obligation. The parties' duty to protect Confidential Information hereunder shall survive any expiration or termination of this Agreement, and shall extend for a period of five (5) years from the date of disclosure of the Confidential Information.

11.3 Exceptions. This Agreement imposes no duty upon Recipient with respect to information that: (a) was in the possession of, or was known by, the Recipient prior to its receipt from the Discloser; (b) is or becomes generally known to the public without violation of this Agreement; (c) is obtained by the Recipient from a third party, without an obligation to keep such information confidential; or (d) is independently developed by the Recipient without use of the Confidential Information. A Recipient may disclose Confidential Information to the extent required by a valid order of a court, or governmental or administrative agency, provided that the Recipient has given the Discloser prior written notice of such order and provides reasonable assistance so as to afford the Discloser the opportunity to object or seek protective relief. This section will not affect any other confidential disclosure agreement between the parties.

11.4 Acknowledgment. Each party acknowledges that the other may now or in the future develop by itself, or jointly with other parties, information or products that may be similar to its product or Confidential Information.  Accordingly, nothing in this Agreement shall be construed as a representation or inference that one party will not develop or acquire information or products, for itself or others that are similar to or compete with the other party’s product or Confidential Information, provided that the party has not done so by using or disclosing the other party’s Confidential Information.

11.5 Destruction of Material. Upon termination or expiration of this Agreement, Recipient will, upon written direction of the Discloser, return or destroy such party's Confidential Information.

12.

TERMINATION AND EXPIRATION

12.1 Term. This Agreement will commence on the Effective Date and will remain in effect for two (2) years thereafter unless earlier terminated as provided herein.

12.2 Termination for Convenience. Either party may terminate this Agreement without cause with sixty (60) days prior  written notice to the other party.

12.3 Termination for Cause. Either party may terminate this Agreement immediately by written notice to the other party: (a) if the other party commits a non-remediable material breach; or (b) if the other party fails to cure any remediable material breach within thirty (30) days of receiving written notice of such breach.

12.4 Termination For Insolvency. CI² may terminate this Agreement immediately with or without notice to Company in the event that: (i) Company dissolves, liquidates, or ceases to engage in its business; (ii) Company files a petition in bankruptcy, is adjudicated a bankrupt, or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, (iii) a petition in bankruptcy is filed against Company and is not discharged within sixty (60) days thereafter, (iv) Company makes an assignment for the benefit of its creditors, or (v) a custodian, receiver or trustee is appointed for Company or for a substantial portion of its business or assets and such appointment is not discharged within sixty (60) days thereafter.

13.

PRIVACY/DATA PROTECTION

Company represents and warrants that during the term of this Agreement it will: (a) maintain appropriate technical and organizational measures to protect any data and information (including data that personally identifies an individual) that it collects, accesses, processes or receives from CI² under the Agreement against unauthorized or unlawful transfer, processing or alteration and against accidental access, loss, damage, processing, use, transfer or destruction; (b) take all reasonable steps to ensure the reliability and security of systems operated by or on behalf of Company that process such data and information in connection with this Agreement; (c) act only on CI²'s instructions in relation to the processing of any such data that CI² provides to Company, or that Company gathers on behalf of CI²; (d) comply with the CI² Customer Online Privacy Policy (at http://www.CI².com/privacy) as updated from time to time for the purposes of protecting such data and information; and (e) comply with all applicable privacy and data protection laws governing customer and/or employee data.

14.

GENERAL

14.1 Notices. All notices hereunder must be in writing and delivered either in person, by mail (certified or registered mail, postage prepaid), or by Federal Express or a similar recognized courier service (all charges prepaid), to the people and at the addresses specified under "Legal Notices" in Exhibit A, and will be effective upon receipt.

14.2 Export Control. Technical data delivered under this Agreement may be subject to U.S. export controls or the trade laws of other countries. Each party will comply with all such laws and obtain all licenses necessary to export, re-export or import as may be required after delivery to such party. Neither party will export or re-export to entities on the most current U.S. export exclusion lists or to any country subject to U.S. embargo or terrorist controls as specified in the U.S. export laws.

14.3 Dispute Resolution. The parties will use reasonable efforts to resolve any dispute arising out of this Agreement through a meeting of appropriate managers from each party. If the parties are unable to resolve the dispute, either party may escalate the dispute to its executives. If an executive level meeting fails to resolve the dispute within thirty (30) days after escalation, either party may seek any available legal relief. This provision will not affect either party's right to seek injunctive or other provisional relief at any time.

14.4 Relationship of the Parties. This Agreement does not create any partnership, franchise, joint venture, agency, fiduciary or employment relationship. Neither party may bind the other party or act in a manner which expresses or implies a relationship other than that of independent contractor.

14.5 Assignment. Neither party may transfer or assign this Agreement or any of its rights or obligations hereunder, whether voluntarily or by operation of law, without the prior written consent of the other party, which consent may not be unreasonably withheld or delayed. Any attempted transfer or assignment in violation of this section shall be void. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

Notwithstanding the foregoing, CI² may use subcontractors in the performance of its obligations, in which case CI² will remain fully responsible for the performance by such subcontractors.

14.6 Survival. Rights and obligations which by their nature should survive will remain in effect after termination or expiration of this Agreement.

14.7 Force Majeure. A party is not liable under this Agreement for non-performance caused by events or conditions beyond that party's reasonable control, if the party makes reasonable efforts to perform and provides written notice of such events or conditions to the other party. This provision does not relieve either party of its obligation to make payments then owing.

14.8 No Waiver. Any express waiver or failure to promptly exercise any right under this Agreement will not create a continuing waiver or any expectation of non-enforcement. To be enforceable, a waiver must be in writing and signed by the waiving party.

14.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any law or regulation of any government or by any court or arbitrator, such provision shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of the Agreement shall continue in full force and effect.

14.10 Governing Law. Disputes under this Agreement will by governed by the laws of the State of California, USA and applicable U.S. Federal Law. Choice of law rules of any jurisdiction and the United Nations Convention on Contracts for the International Sale of Goods will not apply. The venue for litigation will be the appropriate courts located in Santa Clara County, California, USA.

14.11 Representation by Independent Counsel. Each party acknowledges that it understands the terms of this Agreement and has had the opportunity to consult with independent counsel of its own choice throughout all negotiations that preceded, and occurred in connection with, the execution of this Agreement.

14.12 Entire Agreement. This Agreement is the parties' entire agreement relating to its subject matter. It supersedes all prior and contemporaneous oral and written communications, proposals, conditions, representations and warranties and prevails over any conflicting or additional terms of any communication between the parties relating to its subject matter during the term of this Agreement. No modification to this Agreement will be binding unless in writing and signed by an authorized representative of each party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized representatives as of the Effective Date.

CI2, INC.

        WINSONIC DIGITAL MEDIA GROUP, LTD

By: /s/ Willa Andrella Baylis

         By: /s/ Winston Johnson

Name: Willa Andrella Baylis

         Name: Winston Johnson

Title: President/CEO

         Title: Chairman/CEO

Date: 12/10/2004

         Date: 12/10/2004